EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-118746, 333-124105, 333-125423, 333-126821, 333-128031, and 333-131878) and Form S-8 (No. 333-132440) of Ashford Hospitality Trust, Inc. of our report dated February 24, 2005, with respect to the consolidated balance sheets of W2001 PAC Realty Mezzanine, LLC as of December 31, 2004 and 2003 and the related consolidated statements of operations, members’ capital, and cash flows for the year ended December 31, 2004 and for the period from August 1, 2003 (inception) through December 31, 2003 incorporated by reference in this current report on Form 8-K dated April 19, 2006, of Ashford Hospitality Trust, Inc.

/s/ Ernst & Young LLP
San Francisco, California
June 29, 2006

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